AMD and Rackspace Technology Sign Definitive Agreement for Phased Deployment of
30 MW of AMD AI Compute

Collaboration establishes a new category of governed enterprise AI infrastructure purpose-built for regulated and sovereign environments

SANTA CLARA, Calif. and SAN ANTONIO, June 16, 2026 — AMD (NASDAQ: AMD) and Rackspace Technology® (NASDAQ: RXT), a global enterprise AI infrastructure and solutions provider, today announced the signing of a definitive agreement for the phased deployment of an initial 30 MW footprint dedicated to AMD-based compute deployments across Rackspace's global data centers beginning in late 2026 through 2028. The agreement operationalizes the Memorandum of Understanding announced May 7, 2026, and establishes AMD as a strategic technology partner at the silicon layer of Rackspace's governed AI stack.

At full deployment, 30 MW of dedicated AMD compute across Rackspace's footprint will represent meaningful capacity to serve regulated enterprise workloads, including healthcare providers who have expressed early interest in accelerated compute for clinical AI and inference at scale. This collaboration incorporates both AMD Instinct™ GPUs (including MI355X, MI350P, and future successor solutions) and AMD EPYC™ CPUs inside an integrated Enterprise AI Cloud architecture, enabling Rackspace to route each workload to the right compute with full accountability for performance and outcomes end to end.

“Enterprises in regulated industries need AI infrastructure that is governed from the ground up, with one operator accountable for business outcomes, not a collection of vendors each owning a piece," said Gajen Kandiah, CEO, Rackspace Technology. "This collaboration combines the right compute with the right operating model and delivers something the market hasn't offered before: a governed AI stack with one accountable partner from silicon to outcomes."

“As enterprise AI evolves, customers need infrastructure that can deliver the right mix of accelerated and general-purpose compute for each workload,” said Dan McNamara, senior vice president and general manager, Compute and Enterprise AI, AMD. “By bringing together leadership AMD AI compute solutions and Rackspace’s governed cloud operating model, we are helping regulated enterprises deploy high-performance AI infrastructure with the openness, scalability and accountability needed to run AI at enterprise scale.”

Both companies expect to dedicate sales and marketing resources to identify and engage enterprise customers for AMD compute-powered infrastructure, with each company committing personnel to jointly develop and pursue customer opportunities across regulated industries.

This agreement will accelerate delivery of the four integrated capabilities announced with the MOU: Enterprise AI Cloud, Enterprise Inference Engine, Inference as a Service, and Bare Metal AMD Instinct, offering a complete, governed stack from bare metal compute through fully operated inference. Together, the companies aim to establish a new category of managed enterprise AI infrastructure that offers enterprises an alternative to the bare metal model. The shift from AI experiments to agentic workflows running inside core enterprise systems is accelerating demand for exactly the kind of governed, accountable infrastructure this collaboration is built to deliver.

An investor call has been scheduled for June 16th at 8:30 am ET to provide further remarks by Rackspace Technology's CEO and CFO and to take questions:

Rackspace Investor Call:
Date: 06/16/2026
Start time: 8:30 am EDT

To listen to the live webcast or access the replay following the webcast, please visit: https://edge.media-server.com/mmc/p/jux5yi7s.

To obtain a dial-in number, please pre-register at the following link: https://register-conf.media-server.com/register/BI3bfaa99f000b4fefa9f6c101e4bd7fc8

Registrants will receive dial-in information and a PIN allowing them to access the live call.

About Rackspace Technology

Rackspace Technology® (NASDAQ: RXT) is the operator of the full enterprise AI stack from governed private cloud to AI inference and agents in production. With an Outcomes-as-a-Service model built on secure infrastructure, data foundations, and forward-deployed engineering, Rackspace delivers business results for regulated and mission-critical industries where governance, sovereignty, and uptime are non-negotiable. Learn more at www.rackspace.com.

About AMD

AMD (NASDAQ: AMD) drives innovation in high-performance and AI computing to solve the world’s most important challenges. Today, AMD technology powers billions of experiences across cloud and AI infrastructure, embedded systems, AI PCs and gaming. With a broad portfolio of AI-optimized CPUs, GPUs, networking and software, AMD delivers full-stack AI solutions that provide the performance and scalability needed for a new era of intelligent computing. Learn more at http://www.amd.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning Rackspace Technology and AMD, including without limitation, the ability to deploy 30 MW of AMD AI compute contemplated by the agreement, which may not be achieved in full or at all, or may be achieved on a timeline materially different from that described herein; the anticipated benefits and performance of GPU and CPU compute deployments; the expected delivery of Enterprise AI Cloud, Enterprise Inference Engine, Inference as a Service, and Bare Metal AMD Instinct capabilities; anticipated end-customer demand; the expected commercial and financial benefits of the collaboration to each company; and the parties' respective outlooks on the AI industry. While the parties have executed a definitive agreement establishing a commercial framework for the collaboration, individual deployment authorizations are subject to separate execution and certain commercial terms, including pricing and financial parameters, remain subject to further agreement between the parties. Any third-party financing required to implement planned deployments is subject to availability on terms acceptable to Rackspace in its sole discretion. There can be no assurance that deployments will occur on the anticipated timeline, that financing will be obtained, or that the anticipated benefits of the collaboration will be realized. Forward-looking statements are commonly identified by words such as "aim," "anticipate," "believe," "build," "create," "enable," "envision," "establish," "expect," "explore," "may," "intend," "plan," "position," "project," "to be," "will," "working toward," "would," and other terms with similar meaning and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These

forward-looking statements are based on current expectations, estimates, and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. For a description of these and other risks and uncertainties, please refer to Rackspace Technology's and AMD's respective filings with the Securities and Exchange Commission, including but not limited to the most recent reports on Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date of this release. Neither company undertakes any obligation to update or revise these statements except as required by law.

Media Contacts

Rackspace Technology:
Will Link
rackspace@stantonprm.com

AMD:
Aaron Grabein
AMD Communications
+1 512-602-8950
aaron.grabein@amd.com